PERFORMANCE STOCK UNIT GRANT NOTICE
UNDER THE
WAYSTAR HOLDING CORP.
2024 EQUITY INCENTIVE PLAN
Waystar Holding Corp., a Delaware corporation (the “Company”), pursuant to its 2024 Equity Incentive Plan, as it may be amended and restated from time to time (the “Plan”), hereby grants to the Participant set forth below the number of Performance Stock Units (“Performance Stock Units” or “PSUs”) set forth below. The Performance Stock Units are subject to all of the terms and conditions as set forth in this Performance Stock Unit Grant Notice (the “Grant Notice”), in the Performance Stock Unit Agreement attached to this Grant Notice, and in Appendix A thereto (collectively, the “Performance Stock Unit Agreement”), and in the Plan, all of which are incorporated herein in their entirety. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.
Participant: ###PARTICIPANT_NAME###
Date of Grant: ###GRANT_DATE###
Target Number of
Performance Stock Units: ###TOTAL_AWARDS###
Performance Period: The three-year period beginning on January 1, #### and ending on December 31, #####.
Performance Conditions: Settlement of the Performance Stock Units shall be subject to satisfaction of the Performance Conditions in accordance with the Performance Stock Unit Agreement.
Dividend Equivalents: The Performance Stock Units shall be credited with dividend equivalent payments payable in cash, as provided in Section 12(c)(iii) of the Plan.
* * *

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THE UNDERSIGNED PARTICIPANT ACKNOWLEDGES RECEIPT OF THE PERFORMANCE STOCK UNIT AGREEMENT AND THE PLAN, AND, AS AN EXPRESS CONDITION TO THE GRANT OF PERFORMANCE STOCK UNITS HEREUNDER, AGREES TO BE BOUND BY THE TERMS OF THIS PERFORMANCE STOCK UNIT AGREEMENT AND THE PLAN.

PARTICIPANT1

###REQUIRED_SIGNATURE###

WAYSTAR HOLDING CORP.

/s/ Gregory R. Packer
By: GREGORY R. PACKER
Title: CHIEF LEGAL OFFICER
1    To the extent that the Company has established, either itself or through a third-party plan administrator, the ability to accept this award electronically, such acceptance shall constitute the Participant’s signature hereto.

PERFORMANCE STOCK UNIT AGREEMENT
UNDER THE
WAYSTAR HOLDING CORP.
2024 EQUITY INCENTIVE PLAN
Pursuant to the Performance Stock Unit Grant Notice (the “Grant Notice”) delivered to the Participant, and subject to the terms of this Performance Stock Unit Agreement, including Appendix A hereto (together with the Grant Notice, the “Performance Stock Unit Agreement”) and the Waystar Holding Corp. 2024 Equity Incentive Plan, as it may be amended and restated from time to time (the “Plan”), Waystar Holding Corp., a Delaware corporation (the “Company”), and the Participant agree as follows. Capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Plan or in Appendix A.
1.Grant of Performance Stock Units. Subject to the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Participant the number of Performance Stock Units (at target performance) provided in the Grant Notice (with the number of Performance Stock Units that become Earned PSUs representing an unfunded, unsecured right to receive one share of Common Stock upon the settlement of such PSUs). For purposes of the Plan, Performance Stock Units shall be deemed a Restricted Stock Unit subject to the Performance Conditions set forth in this Performance Stock Unit Agreement.
2.Earned PSUs. Subject to the conditions contained herein and in the Plan, the Performance Stock Units shall become Earned PSUs as provided in Appendix A.
3.Settlement of Performance Stock Units. Subject to any election by the Committee pursuant to Section 8(d)(ii) of the Plan, the Company will deliver to the Participant, without charge, as soon as reasonably practicable (and in any event, within two and one-half (2.5) months) following the last day of the Performance Period (for the avoidance of doubt, including if the Participant has undergone a Qualifying Termination prior to the Settlement Date) one share of Common Stock for each Earned PSU (as adjusted under the Plan, as applicable) and such Earned PSU shall be cancelled upon such delivery (the “PSU Settlement”). The Company shall either (a) deliver, or cause to be delivered, to the Participant a certificate or certificates therefor, registered in the Participant’s name or (b) cause such shares of Common Stock to be credited to the Participant’s account at the third-party plan administrator. Notwithstanding anything in this Performance Stock Unit Agreement to the contrary, the Company shall have no obligation to issue or transfer any shares of Common Stock as contemplated by this Performance Stock Unit Agreement unless and until such issuance or transfer complies with all relevant provisions of law and the requirements of any stock exchange on which the Company’s shares of Common Stock are listed for trading.
4.Treatment of Performance Stock Units Upon Termination. Treatment of Performance Stock Units upon a Participant’s Termination shall be as set forth in Appendix A. For purposes of the Performance Stock Units, the Participant’s employment relationship will be considered terminated as of the date of the Participant’s Termination (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), and such date will not be extended by any notice period (e.g., the Participant’s period of employment would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any); the Committee shall have the exclusive discretion to determine when the Participant is no longer actively providing services for purposes of the Performance Stock Unit grant (including whether the Participant may still be considered to be providing service while on a leave of absence).
5.Company; Participant.
a)The term “Company” as used in this Performance Stock Unit Agreement with reference to service shall include the Company and its Subsidiaries.
b)Whenever the word “Participant” is used in any provision of this Performance Stock Unit Agreement under circumstances where the provision should logically be construed to apply to the executors, the administrators, or the person or persons to whom the Performance Stock Units may be transferred in accordance with Section 12(b) of the Plan, the word “Participant” shall be deemed to include such person or person.
6.Non-Transferability. The Performance Stock Units are not transferable by the Participant except to Permitted Transferees in accordance with Section 12(b) of the Plan. Except as otherwise provided herein, no assignment or transfer of the Performance Stock Units, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon such assignment or transfer the Performance Stock Units shall terminate and become of no further effect.
7.Rights as Shareholder. Subject to any dividend equivalent payments to be provided to the Participant in accordance with the Grant Notice and Section 12(c)(iii) of the Plan, the Participant or a Permitted Transferee of the Performance Stock Units shall have no rights as a shareholder with respect to any share of Common Stock underlying a Performance Stock Unit unless and until the Participant shall have become the holder of record or the beneficial owner of such share of Common Stock, and no adjustment shall be made for dividends or distributions or other rights in respect of such share of Common Stock for which the record date is prior to the date upon which the Participant shall become the holder of record or the beneficial owner thereof.
8.Tax Withholding. The provisions of Section 12(d) of the Plan are incorporated herein by reference and made a part hereof.
9.Notice. Every notice or other communication relating to this Performance Stock Unit Agreement between the Company and the Participant shall be in writing, which may include by electronic mail, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by such party in a notice mailed or delivered to the other party as herein provided; provided that, unless and until some other address be so designated, all notices or communications by the Participant to the Company shall be mailed or delivered to the Company at its principal executive office, to the attention of the Company’s Chief Legal Officer or its designee, and all notices or communications by the Company to the Participant may be given to the Participant personally or may be mailed to the Participant at the Participant’s last known address, as reflected in the Company’s records. Notwithstanding the above, all notices and communications between the Participant and any third-party plan administrator shall be mailed, delivered, transmitted or sent in accordance with the procedures established by such third-party plan administrator and communicated to the Participant from time to time.

10.No Right to Continued Service. This Performance Stock Unit Agreement does not confer upon the Participant any right to continue as an employee or other service provider to the Company. The grant of Performance Stock Units is an exceptional, voluntary and one-time benefit and does not create any contractual or other right to receive any other grant of other Award (including Performance Stock Units) under the Plan in the future, or benefits in lieu of Performance Stock Units, even if Performance Stock Units have been granted in the past. The grant of the Performance Stock Units does not form or amend part of the Participant’s entitlement to remuneration or benefits in terms of his or her employment or other service relationship with the Company, if any, at any time.
11.Nature of Grant. In accepting the Performance Stock Units, the Participant acknowledges, understands and agrees that:
a)the Plan is established voluntarily by the Company, it is discretionary in nature, and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
b)all decisions with respect to future Performance Stock Units or other grants, if any, will be at the sole discretion of the Company;
c)the Participant is voluntarily participating in the Plan;
d)the Performance Stock Units and any shares of Common Stock acquired upon settlement, and the income and value of same, are not intended to replace any pension rights or compensation;
e)the Performance Stock Units and any shares of Common Stock acquired upon settlement, and the income and value of same, are not part of normal or expected compensation for purposes of, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, leave-related payments, holiday pay, pension or retirement or welfare benefits or similar mandatory payments;
f)the future value of the shares of Common Stock underlying the Performance Stock Units is unknown, indeterminable, and cannot be predicted with certainty;
g)if the Performance Stock Units become Earned PSUs and the Participant acquires shares of Common Stock, the value of such Common Stock may increase or decrease;
h)unless otherwise agreed with the Company in writing, the Performance Stock Units and the shares of Common Stock subject to the Performance Stock Units, and the income and value of same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of any Subsidiary;
i)no claim or entitlement to compensation or damages shall arise from forfeiture of the Performance Stock Units resulting from a Termination (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or rendering services or the terms of the Participant’s employment or service agreement, if any);

j)unless otherwise provided in the Plan or by the Company in its sole discretion, the Performance Stock Units and the benefits evidenced by this Performance Stock Unit Agreement do not create any entitlement to have the Performance Stock Units or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of Common Stock; and
k)the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan or the Participant’s acquisition or sale of the shares of Common Stock. The Participant should consult with his or her personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
12.Binding Effect. This Performance Stock Unit Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.
13.Waiver and Amendments. Except as otherwise set forth in Section 11 of the Plan, any waiver, alteration, amendment or modification of any of the terms of this Performance Stock Unit Agreement shall be valid only if made in writing and signed by the parties hereto; provided, however, that any such waiver, alteration, amendment or modification is consented to on the Company’s behalf by the Committee. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.
14.Clawback/Forfeiture. Notwithstanding anything to the contrary contained herein or in the Plan, if the Participant has engaged in or engages in any Detrimental Activity (as defined in the Plan), then the Committee may, in its sole discretion, cancel any then-unearned Performance Stock Units. In addition, if the Participant receives any amount in excess of what the Participant should have received under the terms of this Performance Stock Unit Agreement for any reason (including without limitation by reason of a financial restatement, mistake in calculations, or other administrative error), then the Participant shall be required to repay any such excess amount to the Company. Without limiting the foregoing, all Performance Stock Units shall be subject to reduction, cancellation, forfeiture, or recoupment to the extent necessary to comply with applicable law, including pursuant to any applicable Company policy adopted to comply with applicable law.
15.Governing Law. This Performance Stock Unit Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Notwithstanding anything contained in this Performance Stock Unit Agreement or the Plan to the contrary, if any suit or claim is instituted by the Participant or the Company relating to this Performance Stock Unit Agreement or the Plan, the Participant hereby submits to the exclusive jurisdiction of and venue in the courts of Delaware.
16.Plan. The terms and provisions of the Plan are incorporated herein by reference. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Performance Stock Unit Agreement (including the Grant Notice), the Plan shall govern and control.
17.Section 409A. The Performance Stock Units are intended to comply with or be exempt from the provisions of Section 409A of the Code and the regulations promulgated thereunder, and the Performance Stock Unit Agreement shall be interpreted consistent with such intent. Without limiting the foregoing, the Committee will have the right to amend the terms and conditions of the Performance Stock Unit Agreement in any respect as may be necessary or appropriate to comply with Section 409A of the Code or any regulations promulgated thereunder, including without limitation by delaying the payments contemplated hereunder. Notwithstanding any other provision of the Performance Stock Unit Agreement to the contrary, if the Participant is a “specified employee” within the meaning of Section 409A of the Code, and is subject to U.S. federal income tax, no payments in respect of any Performance Stock Unit that would otherwise be payable upon the Participant’s “separation from service” (as defined in Section 409A of the Code) will be made to the Participant prior to the date that is six months after the date of the Participant’s “separation from service” or, if earlier, the Participant’s date of death. Following any applicable six-month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A of the Code that is also a business day. The Participant is solely responsible and liable for the satisfaction of all taxes and penalties under Section 409A of the Code that may be imposed on or in respect of the Participant in connection with the Performance Stock Units, and the Company will not be liable to any Participant for any payment made under the Plan or this Performance Stock Unit Agreement that is determined to result in an additional tax, penalty or interest under Section 409A of the Code, nor for reporting in good faith any payment made in respect of the Performance Stock Units as an amount includible in gross income under Section 409A of the Code.
18.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Performance Stock Units and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
19.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
20.Severability. It is the desire and intent of the parties hereto that the provisions of this Performance Stock Unit Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Performance Stock Unit Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Performance Stock Unit Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Performance Stock Unit Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
21.Entire Agreement. This Performance Stock Unit Agreement (including the Appendix) and the Plan constitute the entire agreement of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements and understandings of the parties, oral and written, with respect to such subject matter.

22.
APPENDIX A
TO THE PERFORMANCE STOCK UNIT AGREEMENT
Subject to the terms of the Performance Stock Unit Agreement (including this Appendix A), the PSUs will be earned (the “Earned PSUs”) and become eligible for settlement based on achievement of the Performance Conditions over the Performance Period, as follows:
1.Performance Conditions
The PSUs shall be bifurcated into two substantially equal tranches: “Tranche I PSUs,” which will be subject to a Performance Condition based on Cumulative Revenue (as defined below), and “Tranche II PSUs,” which will be subject to a Performance Condition based on Cumulative Adjusted EBITDA (as defined below). The Threshold, Target, and Maximum Level of Achievement is set forth in the following table.

	Tranche I	Tranche II
Performance Condition	Cumulative Revenue	Cumulative Adjusted EBITDA
Threshold Level of Achievement	######	######
Target Level of Achievement	######	######
Maximum Level of Achievement	######	######
2.Calculation of Weighting Percentages
As soon as administratively practicable following the last day of the Performance Period (or, if earlier, upon a Change in Control) (in either case, the “Certification Date”), the Committee shall determine the level of achievement with respect to each Performance Condition and calculate the “Weighting Percentage” for each of the Tranche I PSUs and the Tranche II PSUs based on such level of achievement in accordance with the following table:

LEVEL OF ACHIEVEMENT	WEIGHTING PERCENTAGE
Below Threshold	0%
Threshold	50%
Target	100%
Maximum (and above)	200%

If actual performance is between the (i) “Threshold” and “Target” or (ii) “Target” and “Maximum” levels of achievement, the Weighting Percentage shall be determined using linear interpolation (and rounded to the nearest whole percentage point) between such percentages. All determinations with respect to whether and to the extent to which a Performance Condition has been achieved and of the calculation of the

Weighting Percentage shall, in each case, be made by the Committee in its sole discretion, whose decision shall be final and binding on the Participant.
3.Calculation of Earned PSUs
On the Certification Date, the Committee shall determine the number of Tranche I PSUs and Tranche II PSUs that become Earned PSUs in accordance with the “Level of Achievement” and “Weighting Percentage” set forth in the tables above (with any fractional shares rounded up to the nearest whole share). In no event shall more than 200% of the PSUs become Earned PSUs.
Any PSUs that do not become Earned PSUs shall be forfeited as of the Certification Date.
4.Settlement and Forfeiture
(a)Settlement of Earned PSUs. Except as otherwise provided in Section 4(b) and Section 5 below, subject to Participant’s continued employment with the Company through the end of the Performance Period, the Earned PSUs, if any, will be settled in accordance with Section 3 of the Performance Stock Unit Agreement (such date of settlement, the “Settlement Date”). Notwithstanding anything contained herein to the contrary, in the event of the Participant’s Termination prior to the end of the Performance Period for any reason other than a Qualifying Termination, all of the Participant’s PSUs shall be forfeited as of the date of such Termination, and none of the PSUs shall become Earned PSUs.
(b)Qualifying Termination. If a Qualifying Termination occurs prior to a Change in Control and during the Performance Period, then, subject to Section 6 below and provided that the Participant at all times complies with of all restrictive covenants by which the Participant is bound (including, without limitation, any covenant not to compete or not to solicit) in any agreement with any member of the Company Group (the “Covenant Condition”), a number of PSUs will continue to be eligible to be earned based on the level of achievement of the Performance Conditions for the entire Performance Period in an amount equal to the number of PSUs that would have been earned on the Certification Date if the Participant had been in the continuous employment of the Company through the end of the Performance Period multiplied by a fraction, the numerator of which is the number of days that have elapsed from the first day of the Performance Period through the date of such Qualifying Termination and the denominator of which is the total number of days in the Performance Period. Such Earned PSUs, if any, will be settled on the Settlement Date and any PSUs that do not become Earned PSUs in accordance with this paragraph shall automatically be forfeited on the Certification Date.
5.Change in Control
(a)Effect of Change in Control. In the event of a Change in Control during the Performance Period, the Committee shall determine the number of PSUs that become Earned PSUs in accordance with the Weighting Percentage for each of the Tranche I PSUs and the Tranche II PSUs based on the greater of (x) projected performance through the end of the Performance Period, which projected performance shall be based on performance through the date of the Change in Control and reasonably anticipated performance through the end of the Performance Period based on the factors the Committee deems relevant and (y) the “Target” level of achievement. In the event the PSUs are not continued, converted, assumed or replaced with a substantially similar award (after taking into account the prior sentence) by (i) the Company, or (ii) a successor entity or its parent or subsidiary in such Change in Control (as determined by the Committee) (“Assumed”), the Earned PSUs will be settled on the date of such Change in Control. In the event the PSUs are Assumed in the Change in Control, such Earned PSUs will be settled on the Settlement Date, subject to Participant’s continued employment with the Company through the end of the Performance Period, except as otherwise provided in Section 5(b) below. Any PSUs that do not become Earned PSUs in accordance with this paragraph shall automatically be forfeited.
(b)Qualifying Termination Following a Change in Control. If the Participant undergoes a Qualifying Termination at the time of or within 24 months following a Change in Control, then, subject to Section 6 below and the Participant’s continued compliance with the Covenant Condition (to the extent any such covenants survive the Change in Control), the number of Earned PSUs determined in accordance with Section 5(a) above shall be settled as soon as practicable following the date of such Qualifying Termination.
6.Release
7.Notwithstanding Section 4(b) or Section 5(b) above, in no event shall any PSUs become Earned PSUs or any Earned PSUs be settled in accordance with Section 4(b) or Section 5(b) above unless the Participant, except in the case of the Participant’s death, executes, delivers to the Company, and does not revoke a release of claims in the form attached to the Participant’s employment agreement with any member of the Company Group or, if no such form exists, as provided to the Participant by the Company within sixty (60) days following the date of such Qualifying Termination and such release of claims becomes effective after the expiration of any revocation period contained in such release of claims.
8.Adjustment of Performance Conditions.
The Committee shall have the authority, in its sole discretion, to adjust the Performance Conditions, the level of achievement of the Performance Conditions, or the manner in which performance is measured against the Performance Conditions, in order to prevent the dilution or enlargement of the Participant’s rights under this Performance Stock Unit Agreement or to reflect what the Committee determines to be the true underlying performance of the Company Group. Such adjustments may be made to account for, among other things, acquisitions or divestitures, restructurings, changes in accounting principles, extraordinary or non-recurring items, significant financing transactions, foreign currency fluctuations, changes in tax laws, or any other events or circumstances that the Committee determines have materially affected, or are reasonably likely to materially affect, the measurement of performance in a manner not reflective of the Company Group’s actual operating results.

9.Definitions
(a)“Adjusted EBITDA” means, for each calendar year during the Performance Period, the Company’s consolidated net income (or loss) for such period, determined in accordance with GAAP, adjusted to exclude the following: (i) interest expense, (ii) income tax expense or benefit, (iii) depreciation expense, and (iv) amortization expense, in each case as determined by and reflected in the Company’s audited financial statements for such period, and subject to further adjustment by such other items as the Committee, in its sole discretion, determines to be appropriate to reflect the Company’s core operating performance.
(b)“Cumulative Adjusted EBITDA” means the cumulative Adjusted EBITDA for the entire Performance Period, as determined by the Committee.
(c)“Cumulative Revenue” means the cumulative Revenue for the entire Performance Period, as determined by the Committee.
(d)“Qualifying Termination” means any Termination (i) by the Company without Cause, (ii) by the Participant with Good Reason (to the extent defined in the Participant’s employment agreement with a member of the Company Group), or (iii) as a result of the Participant’s death or Disability.
(e)“Revenue” means, for each calendar year during the Performance Period, the Company's consolidated total revenues for such period, determined in accordance with GAAP and as determined by and reflected in the Company’s audited financial statements for such period, and subject to further adjustment by such other items as the Committee, in its sole discretion, determines to be appropriate to reflect the Company’s core operating performance.